Exhibit 99.1

News Release

Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price 330-796-1863
ANALYST CONTACT:	Gregory Fritz 330-796-6704
FOR IMMEDIATE RELEASE

Goodyear Reports Higher Second Quarter Earnings on 24% Sales Growth

•	Sales were $5.6 billion, a record for any quarter

•	Price/mix improvement drove revenue per tire up 18% over last year

•	Segment Operating Income up 74% to $382 million, a second quarter record

•	North American Tire progress continues, operating income of $137 million

AKRON, Ohio, July 28, 2011 – The Goodyear Tire & Rubber Company today reported record sales and higher earnings for the second quarter of 2011.

“I’m very pleased with our outstanding second quarter results, which represent another step on the path toward our 2013 targets,” said Richard J. Kramer, chairman and chief executive officer. “They present confirmation that our strategies are right and that they are working,” he added.

“Earnings growth in North America is a key outcome of our strategies. North American Tire’s second quarter results show the type of performance we should be able to sustain once we reach our 2013 targets,” Kramer said.

Goodyear’s second quarter 2011 sales were $5.6 billion, up 24 percent from a year ago and the highest ever achieved by the company in any quarter. Tire unit volumes totaled 42.9 million, down 2 percent from 2010, primarily reflecting weaker industry volumes, particularly in the North American consumer tire business.

Second quarter sales also reflect strong price/mix improvements, which drove revenue per tire up 18 percent over the 2010 quarter, excluding the impact of foreign currency translation.

“All of our businesses continued to make solid progress in driving improved price/mix through innovative product offerings in targeted market segments,” Kramer said.

Second quarter sales were also impacted by a $221 million increase in sales in other tire-related businesses, primarily in North America, and favorable foreign currency translation of $348 million.

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The company had segment operating income of $382 million in the second quarter of 2011. This was up $163 million from the year-ago quarter and a second quarter record. Segment operating income reflected improved price/mix of $554 million, which more than offset $428 million in higher raw material costs ($381 million net of raw material cost reduction actions).

Goodyear’s second quarter 2011 net income available to common shareholders was $40 million (16 cents per share), compared with $28 million (11 cents per share) in the 2010 quarter. All per share amounts are diluted.

The 2011 second quarter included total charges of $66 million (27 cents per share) due to rationalizations, asset write-offs and accelerated depreciation, financing fees of $53 million (22 cents per share) related to the early partial redemption of 10.5% senior notes, $7 million (3 cents per share) related to discrete tax charges, and $3 million (1 cent per share) in costs related to tornado damage at a manufacturing facility; and a gain of $10 million (4 cents per share) on asset sales. All amounts are after taxes and minority interest.

See the table at the end of this release for a list of significant items impacting the 2011 and 2010 quarters.

Business Segment Results

See the note at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire

	Second Quarter		Six Months
(in millions)	2011	2010	2011	2010
Tire Units	15.7	16.6	32.8	31.8
Sales	$2,411	$2,049	$4,718	$3,828
Segment Operating Income	137	16	177	2
Segment Operating Margin	5.7%	0.8%	3.8%	0.1%

North American Tire’s second quarter 2011 sales increased 18 percent from last year to $2.4 billion, a second quarter record. Sales reflect improved price/mix, which drove a 20 percent increase in revenue per tire, excluding the impact of foreign currency translation, compared to 2010’s second quarter. Original equipment unit volume decreased 9 percent. Replacement tire shipments were down 5 percent. Sales were positively impacted by $178 million from higher sales in other tire-related businesses, primarily third-party chemical sales.

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Second quarter 2011 segment operating income of $137 million was $121 million above the prior year and the highest achieved in any quarter since 1998. Improved price/mix of $216 million more than offset $131 million of higher raw material costs. Fixed cost recovery due to higher production levels contributed $20 million to segment operating income. Segment operating income also benefitted from a $20 million reduction in general and product liability expense, higher sales in other tire-related businesses and actions to reduce costs, while higher USW profit sharing expense was an offset.

“North American Tire’s results benefitted from proactive pricing for the value of our products in the face of rising raw material costs. These results will be difficult to repeat in the second half because of increasing raw material cost challenges and uncertain economic conditions,” Kramer said.

Europe, Middle East and Africa Tire

	Second Quarter		Six Months
(in millions)	2011	2010	2011	2010
Tire Units	17.0	16.8	36.7	35.2
Sales	$1,943	$1,455	$3,902	$2,984
Segment Operating Income	126	73	279	182
Segment Operating Margin	6.5%	5.0%	7.2%	6.1%

Europe, Middle East and Africa Tire’s second quarter sales increased 34 percent from last year to $1.9 billion. Sales reflect a 2 percent increase in tire unit volume, strong price/mix performance and favorable foreign currency translation of $222 million. Original equipment unit volume was up slightly. Replacement tire shipments were up 2 percent. Second quarter revenue per tire increased 19 percent in 2011 compared to 2010, excluding the impact of foreign currency translation.

Second quarter 2011 segment operating income of $126 million was $53 million above the prior year. Improved price/mix of $199 million more than offset $135 million of higher raw material costs. The impact of favorable foreign currency translation and actions to reduce costs also contributed to segment operating income.

Latin American Tire

	Second Quarter		Six Months
(in millions)	2011	2010	2011	2010
Tire Units	5.0	5.2	9.9	10.3
Sales	$640	$529	$1,225	$1,007
Segment Operating Income	54	66	121	142
Segment Operating Margin	8.4%	12.5%	9.9%	14.1%

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Latin American Tire’s second quarter sales increased 21 percent from last year to $640 million, a record for any quarter. Sales reflect strong price/mix performance and favorable foreign currency translation of $55 million. Original equipment unit volume was flat. Replacement tire shipments were down 5 percent. Second quarter revenue per tire increased 9 percent in 2011 compared to 2010, excluding the impact of foreign currency translation. Sales were negatively impacted by $25 million resulting from the sale of the farm tire business in April 2011.

Second quarter segment operating income of $54 million was down $12 million from a year ago. Price/mix improvements of $56 million offset $54 million in raw material cost increases. Segment operating income was negatively impacted by $8 million resulting from the sale of the farm tire business, the impact of inflation on wages and other costs, and costs related to the ramp up of a manufacturing facility in Chile.

Asia Pacific Tire

	Second Quarter		Six Months
(in millions)	2011	2010	2011	2010
Tire Units	5.2	5.3	10.3	10.5
Sales	$626	$495	$1,177	$979
Segment Operating Income	65	64	132	133
Segment Operating Margin	10.4%	12.9%	11.2%	13.6%

Asia Pacific Tire’s second quarter sales increased 27 percent from last year to $626 million, a record for any quarter. Sales reflect strong price/mix performance and favorable foreign currency translation of $63 million. Original equipment unit volume was down 10 percent, reflecting the impact of the natural disaster in Japan. Replacement tire shipments were up 3 percent. Second quarter revenue per tire increased 18 percent in 2011 compared to 2010, excluding the impact of foreign currency translation.

Second quarter segment operating income of $65 million was $1 million higher than last year. Improved price/mix of $83 million more than offset $61 million of higher raw material costs. Segment operating income was also impacted by $10 million in costs related to the planned start up of a new manufacturing facility in China.

Year-to-Date Results

Goodyear’s sales for the first six months of 2011 were $11 billion, up 25 percent from $8.8 billion in the 2010 period. Sales reflect improved price/mix and the $140 million impact of a 2 percent improvement in tire unit volume, as well as a $497 million increase in sales in other tire-related businesses, primarily third-party chemical sales by North American Tire. In addition, favorable currency translation increased sales by $473 million.

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The company’s year-to-date segment operating income of $709 million was up 54 percent from last year. Compared to the prior year, year-to-date segment operating income reflects higher sales in all four of the company’s business units and actions that reduced costs by $147 million.

Compared to the first six months of 2010, the 2011 period also benefitted from $915 million in improved price/mix, which more than offset $733 million in higher raw material costs. Raw material costs reflect $80 million in actions taken to reduce their impact.

Goodyear’s year-to-date net income available to common shareholders of $143 million (57 cents per share) compares to a net loss of $19 million (8 cents per share) in 2010’s first half. All per share amounts are diluted.

Outlook

Goodyear expects the global tire industry will continue to grow in 2011. In recognition of second quarter volume levels and a reduced outlook for the U.S. consumer replacement industry, the company now expects that its unit volumes for the year will increase at the lower end of its previously announced range of 3 percent to 5 percent.

“A sluggish economic recovery in our developed markets and higher inflation in emerging markets have resulted in uneven growth in the tire industry,” Kramer said. “We are confident, however, that Goodyear is well positioned to address the volatile demand environment with our strategy of focusing on targeted market segments and ongoing focus on cost reduction and productivity.”

In North America, the consumer replacement industry is expected to be flat to up 2 percent, consumer original equipment up between 5 percent and 10 percent, commercial replacement up between 10 percent and 15 percent and commercial original equipment up between 40 percent and 50 percent.

In Europe, the consumer replacement industry is expected to be up between 4 percent and 6 percent, consumer original equipment up 4 percent to 8 percent, commercial replacement up between 7 percent and 11 percent and commercial original equipment up approximately 50 percent.

Goodyear anticipates its raw material costs for the remainder of 2011 will increase more than 30 percent compared with the prior year.

Conference Call

Goodyear will hold an investor conference call at 10 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

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Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Darren R. Wells, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling (706) 643-2869 before 9:55 a.m. A taped replay will be available later that day by calling (404) 537-3406, Conference ID 83080825. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs approximately 73,000 people and manufactures its products in 54 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statement of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2011	2010	2011	2010
NET SALES	$5,620	$4,528	$11,022	$8,798

Cost of Goods Sold	4,572	3,686	9,033	7,142
Selling, Administrative and General Expense	753	670	1,421	1,275
Rationalizations	46	6	55	8
Interest Expense	81	77	155	151
Other Expense	48	7	52	111

Income before Income Taxes	120	82	306	111
United States and Foreign Taxes	64	43	126	96

Net Income	56	39	180	15
Less: Minority Shareholders’ Net Income	9	11	30	34

Goodyear Net Income (Loss)	47	28	150	(19)
Less: Preferred Stock Dividends	7	—	7	—

Goodyear Net Income (Loss) available to Common Shareholders	$40	$28	$143	$(19)

Goodyear Net Income (Loss) available to Common Shareholders- Per Share of Common Stock

Basic	$0.16	$0.11	$0.58	$(0.08)

Weighted Average Shares Outstanding	244	242	244	242

Diluted	$0.16	$0.11	$0.57	$(0.08)

Weighted Average Shares Outstanding	247	244	262	242

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)

	June 30, 2011	December 31, 2010
Assets:
Current Assets:
Cash and Cash Equivalents	$1,804	$2,005
Accounts Receivable, less Allowance - $112 ($106 in 2010)	3,539	2,736
Inventories:
Raw Materials	969	706
Work in Process	207	168
Finished Products	2,856	2,103

	4,032	2,977
Prepaid Expenses and Other Current Assets	401	327

Total Current Assets	9,776	8,045
Goodwill	720	683
Intangible Assets	161	161
Deferred Income Taxes	48	58
Other Assets	489	518
Property, Plant and Equipment
Less Accumulated Depreciation - $8,974 ($8,807 in 2010)	6,448	6,165

Total Assets	$17,642	$15,630

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,515	$3,107
Compensation and Benefits	789	756
Other Current Liabilities	1,097	1,018
Notes Payable and Overdrafts	261	238
Long Term Debt and Capital Leases due Within One Year	257	188

Total Current Liabilities	5,919	5,307
Long Term Debt and Capital Leases	4,786	4,319
Compensation and Benefits	3,384	3,415
Deferred and Other Noncurrent Income Taxes	269	242
Other Long Term Liabilities	887	842

Total Liabilities	15,245	14,125

Commitments and Contingent Liabilities

Minority Shareholders’ Equity	638	584

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares – 10 million (0 in 2010), liquidation preference $50 per share	500	—
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 244 million (243 million in 2010) after deducting 7 million treasury shares (8 million in 2010)	244	243
Capital Surplus	2,801	2,805
Retained Earnings	1,009	866
Accumulated Other Comprehensive Loss	(3,079)	(3,270)

Goodyear Shareholders’ Equity	1,475	644
Minority Shareholders’ Equity – Nonredeemable	284	277

Total Shareholders’ Equity	1,759	921

Total Liabilities and Shareholders’ Equity	$17,642	$15,630

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Non-GAAP Financial Measures

This earnings release presents total segment operating income, which is an important financial measure for the company but is not a financial measure defined by U.S. GAAP.

Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.

Total Segment Operating Income Reconciliation Table

	Three Months Ended June 30,		Six Months Ended June 30,

(In millions)	2011	2010	2011	2010
Segment Operating Income	$382	$219	$709	$459
Rationalizations	(46)	(6)	(55)	(8)
Interest expense	(81)	(77)	(155)	(151)
Other expense	(48)	(7)	(52)	(111)
Asset write-offs and accelerated depreciation	(25)	(6)	(34)	(9)
Corporate incentive compensation plans	(21)	(20)	(35)	(27)
Intercompany profit elimination	(2)	7	(11)	(2)
Pension curtailments/settlements	(11)	—	(11)	—
Other	(28)	(28)	(50)	(40)

Income before Income Taxes	$120	$82	$306	$111

Second Quarter Significant Items (after tax and minority interest)

2011

•	Rationalizations, asset write-offs and accelerated depreciation, $66 million (27 cents per share)

•	Financing fees related to the early partial redemption of 10.5% senior notes, $53 million (22 cents per share)

•	Discrete tax charges, $7 million (3 cents per share)

•	Costs related to tornado damage at a manufacturing facility, $3 million (1 cent per share)

•	Gain from asset sales, $10 million (4 cents per share)

2010

•	Rationalizations, asset write-offs and accelerated depreciation, $8 million (3 cents per share)

•	One-time importation cost adjustment, $3 million (1 cent per share)

•	Gain from asset sales, $8 million (3 cents per share)

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